[PALATIN LOGO OMITTED]

PALATIN TECHNOLOGIES, INC.
4C Cedar Brook Drive
Cranbury, New Jersey 08512

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	Friday, December 6, 2002

TIME	9:30 a.m., Eastern Time

PLACE	Palatin's executive offices, 4C Cedar Brook Drive, Cranbury, New Jersey 08512

RECORD DATE	October 23, 2002

ITEMS OF BUSINESS	(1) election of directors; (2) ratification of appointment of our independent auditors for the fiscal year ending June 30, 2003; and (3) any other matters properly brought before the meeting.

STOCKHOLDER LIST	A list of all stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours for 10 days before the meeting, at our executive offices, 4C Cedar Brook Drive, Cranbury, New Jersey 08512.

ANNUAL REPORT	A copy of our annual report on Form 10-K for the year ended report June 30, 2002 accompanies this notice.

By order of the board of directors,

Stephen T. Wills, Secretary
October 23, 2002

PALATIN TECHNOLOGIES, INC.

ANNUAL MEETING 2002

Notice of Meeting	1

Voting Procedures and Solicitation	3

Compensation Committee Interlocks and Insider Participation in Compensation Decisions	15

Compensation Committee Report	15

Stock Performance Graph	18

Stock Ownership Information		18
	Section 16(a) Beneficial Ownership Reporting Compliance	18
	Beneficial Ownership of Management and Others	19

Certain Relationships and Related Transactions	23

Other Items of Business	23

Stockholder Proposals For Next Annual Meeting	23

Annual Report on Form 10-K	24

Information Incorporated By Reference	24

PROXY STATEMENT, PAGE 2

PALATIN TECHNOLOGIES, INC.
ANNUAL MEETING 2002
PROXY STATEMENT

VOTING PROCEDURES AND SOLICITATION

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card. Your prompt voting may save us the expense of following up with a second mailing. We began sending out these proxy materials on approximately October 30, 2002.

METHODS OF VOTING

You may vote by signing and returning the enclosed proxy card or by voting in person at the meeting. If you send in a proxy card, and also attend the meeting in person, the proxy holders will vote your shares as you instructed on your proxy card, unless you inform the Secretary at the meeting that you wish to vote in person.

REVOKING A PROXY

You may revoke your proxy by:

•	signing and returning another proxy card at a later date;

•	sending written notice of revocation to the Secretary at our offices, 4C Cedar Brook Drive, Cranbury, New Jersey 08512; or

•	informing the Secretary and voting in person at the meeting.

To be effective, a later-dated proxy or written revocation must arrive at our corporate offices before the start of the meeting.

PROXY SOLICITATION

We are soliciting the enclosed proxy card on behalf of the board of directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, our officers and employees may solicit proxies by telephone or fax. We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our stock.

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HOW PROXY CARDS ARE VOTED

The proxy holders named on the proxy card are Carl Spana, Ph.D., president, chief executive officer and director, and Stephen T. Wills, executive vice president, chief financial officer, secretary and treasurer. The proxy holders will vote shares according to the stockholder’s instructions on the proxy card. If a signed proxy card does not contain instructions, then the proxy holders will vote the shares FOR the election of the director nominees listed on the card; FOR ratifying the appointment of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2003; and in their discretion on any other business which may properly come before the meeting.

QUORUM AND VOTES REQUIRED

A majority of the votes of outstanding shares of common stock and Series A preferred stock, represented at the meeting in person or by proxy, constitutes a quorum. Abstentions and broker non-votes will count towards the quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item, and has not received instructions from the beneficial owner. Common stock and Series A preferred stock will vote together as one class on the two items of business listed on the proxy card.

•	Directors are elected by a plurality of votes cast, so the seven nominees receiving the most votes will be elected. Stockholders who do not wish to vote for one or more of the individual nominees may withhold authority in the space provided on the proxy card. Abstentions and broker non-votes will count neither for nor against election.

•	Ratifying the appointment of the independent auditors for the fiscal year ending June 30, 2003 requires a majority of the votes cast. Abstentions and broker non-votes will count neither for nor against ratification.

VOTING RIGHTS, SHARES OUTSTANDING AND VOTES PER SHARE

Holders of common stock and of Series A preferred stock at the close of business on the record date of October 23, 2002, are entitled to vote at the meeting.

Common stock:	18,968,090 shares outstanding, one vote per share

Series A preferred stock:	29,192 shares outstanding, 26.25 votes per share

PROXY STATEMENT, PAGE 4

ITEM ONE:  ELECTION OF DIRECTORS

        We recommend voting FOR the seven nominees listed on the proxy card. At the meeting, the seven nominees who receive the most votes will be elected as directors to serve until the next annual meeting, or until their successors are elected and qualified. Each of the nominees is currently a director. If any of the nominees should become unavailable to serve on the board, the proxy holders will vote your shares for a board-approved substitute, or the board may reduce the number of directors.

THE NOMINEES

Name	Age	Position with Palatin

Carl Spana, Ph.D.	40	President, chief executive officer and director

Perry B. Molinoff, M.D.	62	Executive vice president of research and development and director

John K.A. Prendergast, Ph.D.	48	Director, chairman of the board of directors

Robert K. deVeer, Jr. (1) (2)	56	Director

Kevin S. Flannery (1) (2)	57	Director

Zola P. Horovitz, Ph.D. (2)	68	Director

Robert I. Taber, Ph.D. (1)	62	Director

_________________________________

(1)	Member of the audit committee.
(2)	Member of the compensation committee.

        CARL SPANA, Ph.D., co-founder of Palatin, has been our president and chief executive officer since June 14, 2000. He has been a director of Palatin since June 1996 and has been a director of our wholly-owned subsidiary, RhoMed Incorporated, since July 1995. From June 1996 through June 14, 2000, Dr. Spana served as an executive vice president and our chief technical officer. From June 1993 to June 1996, Dr. Spana was vice president of Paramount Capital Investments, LLC, a biotechnology and biopharmaceutical merchant banking firm, and of The Castle Group Ltd., a medical venture capital firm. At Paramount Capital Investments and at Castle Group, Dr. Spana was responsible for discovering, evaluating, and commercializing biotechnologies. Through his work at Paramount Capital Investments and Castle Group, Dr. Spana co-founded and acquired several private biotechnology firms. From July 1991 to June 1993, Dr. Spana was a Research Associate at Bristol-Myers Squibb, a publicly traded pharmaceutical company, where he was involved in scientific research in the field of immunology. Dr. Spana is a director of AVAX Technologies, Inc., a publicly traded medical

PROXY STATEMENT, PAGE 5

technology company. Dr. Spana received his Ph.D. in molecular biology from The Johns Hopkins University and his B.S. in biochemistry from Rutgers University.

        PERRY B. MOLINOFF, M.D. has been executive vice president for research and development since September 2001 and a director since November 2001. Dr. Molinoff's background includes more than 30 years of experience in both the industrial and educational sectors. From 1981 to 1994 he was a professor of pharmacology and chairman of the Department of Pharmacology at the University of Pennsylvania School of Medicine in Philadelphia. From January 1995 until March 2001, he was vice president of neuroscience and genitourinary drug discovery for the Bristol-Meyers Squibb Pharmaceutical Research Institute, where he was responsible for directing and implementing the Institute's research efforts. Dr. Molinoff earned his medical degree from Harvard Medical School.

        JOHN K. A. PRENDERGAST, Ph.D., co-founder of Palatin, has been chairman of the board since June 14, 2000, and a director since August 1996. Dr. Prendergast has been president and sole stockholder of Summercloud Bay, Inc., a biotechnology consulting firm, since 1993. He is a co-founder and/or a member of the board of Ingenex, Inc., Avigen, Inc., and AVAX Technologies, Inc. From October 1991 through December 1997, Dr. Prendergast was a managing director of The Castle Group Ltd. Dr. Prendergast received his M.Sc. and Ph.D. from the University of New South Wales, Sydney, Australia and a C.S.S. in administration and management from Harvard University.

        ROBERT K. deVEER, JR. has been a director since November 1998. Since January 1997, Mr. deVeer has been the president of deVeer Capital LLC, a private investment company. From 1995 until his retirement in 1996, Mr. deVeer served as Managing Director, Head of Industrial Group at New York-based Lehman Brothers. From 1973 to 1995, he held increasingly responsible positions at New York-based CS First Boston, including Head of Project Finance, Head of Industrials and Head of Natural Resources. He was a managing director, member of the investment banking committee, and a trustee of the First Boston Foundation. He received a B.A. in economics from Yale University and an M.B.A. in finance from Stanford Graduate School of Business.

        KEVIN S. FLANNERY has been a director since March 2000. Since 1992, Mr. Flannery has served as president of Whelan Financial Corp., a consulting and investment firm, and from 1994 to 1997 Mr. Flannery also served as president of Whelan Securities Corp., an NASD member brokerage firm. From 1975 to 1992, Mr. Flannery was senior managing director at Bear, Stearns & Co., Inc. where he was the head of listed equity trading. From 1974 to 1975, Mr. Flannery was first vice president at White, Weld & Co., Inc. where he was the head of the arbitrage department and co-head of the equity trading department. Prior to this, Mr. Flannery was a senior trader at Goldman, Sachs & Co. He is currently a director of three other publicly held companies: Geneva Steel Holdings Corp., Raytech Corporation and TeleSpectrum Worldwide Inc., of which he is also chairman and CEO; and of four privately held companies: Sheffield Steel Corp., Sarcom Inc., Global Technology Finance Corp. and Centis Inc. Mr. Flannery is a graduate of Columbia University.

        ZOLA P. HOROVITZ, Ph.D. has been a director since February 2001. Before he retired from Bristol-Myers Squibb in 1994, Dr. Horovitz spent 34 years in various positions, including associate director of the Squibb Institute for Medical Research, vice president of development,

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vice president, scientific liaison, vice president of licensing, and vice president of business development and planning, for the pharmaceutical division of Bristol-Myers Squibb. He held advisory positions at the University of Pittsburgh, Rutgers College of Pharmacy and Princeton University. He is currently a director of seven other publicly held companies: Genaera Corporation, Biocryst Pharmaceuticals, Diacrin, Avigen, Synaptic Pharmaceutical, 3-Dimensional Pharmaceuticals and Dov Pharmaceuticals; and four non-public companies: Phyton, Epigenesis, Immunicon and Nitromed. Dr. Horovitz earned his Ph.D. in Pharmacology from the University of Pittsburgh.

        ROBERT I. TABER, Ph.D. has been a director since May 2001. Dr. Taber began his career in the pharmaceutical industry in 1962, holding a succession of positions within Schering Corporation’s biological research group before leaving in 1982 as director of biological research. He has also held a number of increasingly important positions with DuPont Pharmaceuticals and the DuPont Merck Pharmaceutical Company, including director of pharmaceutical research, director of pharmaceutical and biotechnology research, vice president of pharmaceutical research and vice president of extramural research and development. From 1994 to 1998, Dr. Taber held the position of senior vice president of research and development at Synaptic Pharmaceuticals Corporation before founding Message Pharmaceuticals, Inc. in 1998. He is currently a director of Message Pharmaceuticals, and serves on the scientific advisory board of Locus Discovery, Inc. Dr. Taber earned his Ph.D. in pharmacology from the Medical College of Virginia.

        All current directors were elected at our annual stockholders' meeting on November 27, 2001.

THE BOARD AND ITS COMMITTEES

        Committees and meetings. The board has an audit committee and a compensation committee. The board does not have a nominating committee. The board met five times in the fiscal year ended June 30, 2002. The audit committee and the compensation committee each met once in the fiscal year. Each director has attended at least 75% of the total number of meetings of the board and committees of the board on which he served.

        Audit Committee. The audit committee reviews the engagement of the independent public accountants and reviews the independence of the public accounting firm. The audit committee also reviews the audit and non-audit fees of the independent public accountants and the adequacy of our internal control procedures. The audit committee is composed of Mr. deVeer (chairman), Mr. Flannery and Dr. Taber. The members of the audit committee are “independent” as defined in Section 121(A) of the American Stock Exchange original listing requirements. The board has adopted a written charter for the audit committee. The report of the audit committee appears under Item 2 below.

        Compensation Committee. The compensation committee reviews and recommends to the board remuneration arrangements, compensation plans and option grants for our officers, key employees, directors and others, and administers our 1996 stock option plan. The compensation committee is composed of Mr. Flannery (chairman), Mr. deVeer and Dr. Horovitz. The report of the compensation committee appears below, after the section on executive compensation.

PROXY STATEMENT, PAGE 7

        Duration of office. All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified.

COMPENSATION OF DIRECTORS

        Non-employee directors’ initial option grants. When a non-employee director is first elected to the board, he receives an option to purchase an amount of common stock determined by the board, up to 10,000 shares, at the market value on the date of grant. These options vest as to 25% of the option per year, starting on the date of grant. They expire 10 years from the date of grant.

        Non-employee directors’ annual option grants. Each non-employee director receives annually an option to purchase 25,000 shares of common stock at the closing price on the date of the board’s annual meeting. These options vest in 12 monthly installments, starting on the last day of January. They expire 10 years from the date of grant. Messrs. deVeer, Flannery, Horovitz and Taber each received an option to purchase 25,000 shares at $3.65 per share, the closing price on December 14, 2001.

        Non-employee directors’ expenses. Non-employee director are reimbursed for expenses incurred in performing their duties as directors, including attending all meetings of the board and any committees on which they serve.

        Employee directors. Employee directors are not separately compensated for services as directors, but are reimbursed for expenses incurred in performing their duties as directors, including attending all meetings of the board and any committees on which they serve.

ITEM 2:  RATIFICATION OF APPOINTMENT OF
KPMG LLP AS INDEPENDENT AUDITORS

        We recommend voting FOR the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2003. KPMG served as our independent auditor for the fiscal year ended June 30, 2002. We have requested that a representative of KPMG attend the meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from stockholders.

        Audit Fees. KPMG has billed us $47,161 for professional services rendered for the audit of our annual financial statements for the fiscal year ended June 30, 2002.

        Financial Information Systems Design and Implementation Fees. During the fiscal year ended June 30, 2002, KPMG did not perform or bill us for financial information systems design and implementation.

        All Other Fees. KPMG did not perform or bill us for any services in the fiscal year ended June 30, 2002.

PROXY STATEMENT, PAGE 8

        Change of accountants. On August 8, 2002, upon the recommendation and approval of our Audit Committee, we dismissed Arthur Andersen LLP as our principal independent public accountants and engaged KPMG.

        In connection with the audits for the two (2) years ended June 30, 2001 and 2000 and the subsequent interim period through the filing date of this Annual Report on Form 10-K, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference to the subject matter of such disagreements in connection with their reports on our consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        The reports of Andersen on our consolidated financial statements, as of and for the years ended June 30, 2001 and 2000, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

        We provided Andersen with the foregoing disclosures and requested Andersen to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. While we have received no information from Andersen that Andersen has a basis for disagreement with such statements, we have been unable to obtain such a letter due to the fact that the personnel primarily responsible for our account (including the engagement partner and manager) have left Andersen.

        During the years ended June 30, 2001 and 2000 and through the date we engaged KPMG, neither we nor someone on our behalf consulted KPMG regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K under the Securities Act of 1993.

REPORT OF THE AUDIT COMMITTEE

We have reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2002 with the company’s management and have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, we have received from KPMG the written disclosures and the letter required by the Independence Standards Board Standard No.1, Independence Discussions with Audit Committees, and we have discussed with KPMG their independence.

Based on these reviews and discussions, we recommended to the board of directors that the audited financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended June 30, 2002.

THE AUDIT COMMITTEE

Robert K. deVeer, Jr., Chairman
Kevin S. Flannery
Robert I. Taber, Ph.D.

PROXY STATEMENT, PAGE 9

EXECUTIVE OFFICERS

Name	Age	Position with Palatin

Carl Spana, Ph.D.	40	President, chief executive officer and director

Stephen T. Wills, CPA	45	Executive vice president and chief financial officer, secretary and treasurer

Perry B. Molinoff, M.D.	62	Executive vice president of research and development and director

Shubh D. Sharma, Ph.D.	47	Vice president and chief technical officer

Executive officers are appointed by the board and serve at the discretion of the board. Each officer holds his position until his successor is appointed and qualified. All of the current executive officers hold office under employment agreements.

        Additional information about Dr. Spana and Dr. Molinoff is included under Item 1: Election of Directors.

        STEPHEN T. WILLS, CPA, MST, has been a vice president, secretary, treasurer and our chief financial officer since November 1997. From July 1997 to August 2000, Mr. Wills was a vice president and the chief financial officer of Derma Sciences, Inc., a publicly held company which provides wound and skin care products, and currently serves as a director of Derma. From 1991 to August 2000, he was the president and chief operating officer of Golomb, Wills & Company, P.C., a public accounting firm. Mr. Wills, a certified public accountant, received his B.S. in accounting from West Chester University, and an M.S. in taxation from Temple University.

        SHUBH D. SHARMA, Ph.D., has been a vice president and chief technical officer since August 1, 2001. He had been our executive director of research since November 2000, and director of chemistry since 1996. He is the inventor of our MIDAS drug design technology platform. Dr. Sharma was associate director of research and development and director of peptide research for RhoMed Incorporated (now our wholly-owned subsidiary) at the time we merged with RhoMed in 1996, and had worked as director of peptide research for RhoMed since 1994. Previously he had worked on drug design and peptide research at the University of Arizona in Tucson, and at the Swiss Federal Institute of Technology in Zurich, Switzerland. Dr. Sharma received his Ph.D. from the Central Drug Research Institute in Lucknow, India.

EXECUTIVE COMPENSATION

        The following table summarizes the compensation paid to our chief executive officer and the other named executive officers for the last three fiscal years. With respect to the persons and periods covered in the following table, we made no restricted stock awards, have no outstanding stock appreciation rights (“SARs”) and have no long-term incentive plan (“LTIP”).

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SUMMARY COMPENSATION TABLE

                                                                 Long Term
                                                                Compensation
                                                                ------------
                                       Annual Compensation        Awards
                                       --------------------      -----------
Name and                                                          Option         All other
Principal Position         Year         Salary       Bonus        Shares(1)     Compensation
------------------         ----        --------     -------      -----------    ------------
Carl Spana, Ph.D.,         2002        $291,042          --      100,000 (2)    $58,305 (3)
chief executive            2001        $268,358     $60,000      140,000         $2,319 (4)
officer                    2000        $191,490     $30,000      225,000             --

Stephen T. Wills,          2002        $226,833          --       70,000 (2)    $16,472 (5)
CPA, MST, chief            2001        $206,274     $45,000       65,000        $10,164 (6)
financial officer          2000        $154,725     $30,000      200,000         $7,111 (7)

Perry B. Molinoff,         2002        $205,715          --           --        $46,192 (8)
M.D., executive            2001            N/A         N/A       245,000           N/A
vice president of          2000            N/A         N/A          N/A            N/A
research & development

Shubh D. Sharma,           2002        $162,083          --       35,000 (2)    $13,091 (9)
Ph.D., vice                2001        $140,912     $20,000       30,000        $11,628 (10)
president and chief        2000        $120,003     $12,000           --         $8,401 (7)
technical officer

_________________________________

(1)	The security underlying all options listed is common stock.

(2)	Options granted in fiscal year 2002 relate to compensation for fiscal year 2001. No options have been granted relative to fiscal year 2002.

(3)	Includes a relocation benefit of $55,000, 401(k) matching contributions of $2,300 and life/disability insurance premiums of $1,005.

(4)	401(k) matching contributions.

(5)	Includes health insurance premiums of $10,248, life/disability insurance premiums of $1,005 and 401(k) matching contributions of $5,219.

(6)	Includes health insurance premiums of $7,089 and 401(k) matching contributions of $3,075.

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(7)	Health insurance premiums.

(8)	Includes a relocation benefit of $32,809, health insurance premiums of $8,482, life/disability insurance premiums of $838 and 401(k) matching contributions of $4,063.

(9)	Includes health insurance premiums of $10,248, life/disability insurance premiums of $1,005 and 401(k) matching contributions of $1,838.

(10)	Includes health insurance premiums of $9,678 and 401(k) matching contributions of $1,950.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table shows options granted to our named executive officers during the fiscal year ended June 30, 2002. Options granted in fiscal year 2002 relate to compensation for fiscal year 2001. All of the options listed were granted under our 1996 stock option plan, and the underlying security is common stock. All options are fully vested unless otherwise noted. The exercise price for each option is equal to the market price of common stock on the date of grant. We have not granted any SARs.

OPTION GRANTS IN LAST FISCAL YEAR

                           INDIVIDUAL GRANTS                         |
---------------------------------------------------------------------|
                                                                     | Potential Realizable
                    Number of    % of Total                          |   Value at Assumed
                   Securities      Options                           |   Annual Rates of
                   Underlying    Granted to    Exercise              |     Stock Price
                     Options      Employees    or Base               |   Appreciation for
                     Granted      in Fiscal     Price     Expiration |     Option Term**
        Name           (#)          Year       ($/Sh)        Date    |    5%($)     10%($)
---------------------------------------------------------------------|---------------------------
Carl Spana          100,000*         20.7%      $3.19      10/01/11  |  $200,620   $508,400
Stephen T. Wills     70,000*         14.5%      $3.19      10/01/11  |  $140,434   $355,880
Shubh D. Sharma      35,000*         7.3%       $4.25      07/12/11  |   $93,548   $237,069

_________________________________

*	The options granted to Dr. Spana and Mr. Wills become exercisable as to 1/3 of the shares on October 1 of 2001, 2002 and 2003. The option granted to Dr. Sharma becomes exercisable as to 1/3 of the shares on July 12 of 2002, 2003 and 2004.

**	"Potential realizable value" is shown in response to SEC rules which require the information, for illustration purposes only. The values shown are not representations or projections of future stock prices or the future value of our common stock.

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AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

        No executive officer exercised any options during the fiscal year ended June 30, 2002. We have not granted any SARs. Fiscal year-end values in the following table are based on the closing price for the common stock, as reported on AMEX on June 28, 2002, of $1.98 per share.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

                                                                              Value of
                                              Shares Underlying             Unexercised
                                                Unexercised                In-the-Money
                     Shares                      Options at                  Options at
                    Acquired                  Fiscal Year End,             Fiscal Year End,
                       on        Value    --------------------------   --------------------------
        Name        Exercise   Realized   Exercisable  Unexercisable   Exercisable  Unexercisable
-------------------------------------------------------------------------------------------------
Carl Spana             0          $0        584,295       96,667         $72,712         $0
Stephen T. Wills       0          $0        431,249       60,001              $0         $0
Perry B. Molinoff      0          $0         48,750       196,250             $0         $0
Shubh D. Sharma        0          $0         60,964       55,001              $0         $0

TEN-YEAR OPTION REPRICINGS

        We did not adjust or amend the exercise price of any stock options during the fiscal year ended June 30, 2002. We have not granted any SARs. The following table shows all option repricings for all executive officers at any time during the last 10 years, except for repricings which may have been effected before we became a publicly held company in 1993:

TEN-YEAR OPTION REPRICINGS

                                  Number of      Market                                   Length of
                                 Securities     Price of       Exercise                   Original
                                 Underlying     Stock at       Price at                  Option Term
                                   Options       Time of       Time of       New        Remaining at
                                 Repriced or  Repricing or   Repricing or  Exercise        Date of
                                   Amended      Amendment     Amendment     Price       Repricing or
Name                     Date        (#)           ($)           ($)         ($)          Amendment
--------------------   -------   -----------  ------------   ------------  --------   ----------------
Carl Spana             3/24/98     74,196         $6.25         $4.96       $1.00     8 years 3 months
Charles Putnam (1)     3/24/98     74,196         $6.25         $4.96       $1.00     8 years 3 months
Edward J. Quilty (2)   3/24/98      7,803         $6.25         $4.96       $0.20     9 years 2 months
Edward J. Quilty       9/27/96     70,257        $10.50         $5.42       $0.20     8 years 3 months

_________________________________

(1)	Former executive vice president and chief operating officer.

(2)	Former president and chief executive officer.

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EMPLOYMENT AGREEMENTS

        Carl Spana, Ph.D., Stephen T. Wills and Perry B. Molinoff, M.D. Dr. Spana, Mr. Wills and Dr. Molinoff have each entered into an employment agreement with us for a two-year period commencing October 1, 2001 for Dr. Spana and Mr. Wills, and commencing September 4, 2001 for Dr. Molinoff. Each agreement automatically renews for a one-year period unless terminated at least 30 days before the anniversary date. Dr. Spana is serving as chief executive officer and president at a salary of $290,000 per year. Mr. Wills is serving as chief financial officer at a salary of $225,000 per year. Dr. Molinoff is serving as executive vice president of research and development at a salary of $250,000 per year. Each agreement also provides for:

•	annual bonus compensation, in an amount to be decided by the compensation committee and approved by the board, based on achievement of yearly objectives; and

•	participation in all benefit programs that we establish, to the extent the employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate.

Each agreement allows us or the employee to terminate the agreement upon written notice, and contains other provisions for termination by the company for “cause,” or by the employee for “good reason” or due to a “change in control” (as these terms are defined in the employment agreements). Early termination may, in some circumstances, result in severance pay at the salary then in effect, for a period of 24 months (Spana), 18 months (Wills) or 12 months (Molinoff) plus continuation of medical and dental benefits then in effect for 18 months (Spana and Wills) or 12 months (Molinoff). For Dr. Spana and Mr. Wills, termination following a change in control will result in a lump sum payment of two times (Spana) or one and one-half times (Wills) the salary then in effect, continuation of medical and dental benefits then in effect for 18 months, and immediate vesting of all stock options. For Dr. Molinoff, termination following a change in control will result in severance payments at the salary then in effect for 12 months, continuation of medical and dental benefits then in effect for 12 months, employment search expense reimbursement up to $25,000, and immediate vesting of all stock options. Each agreement includes non-competition, non-solicitation and confidentiality covenants.

        Shubh D. Sharma, Ph.D. When we merged with RhoMed Incorporated (now our wholly-owned subsidiary) in 1996, we assumed RhoMed’s employment agreement with Dr. Sharma, which automatically renews for one-year periods, unless terminated by either party at least six months before the anniversary date. Dr. Sharma is serving as a vice president and chief technical officer at a salary of $165,000 per year. His agreement also provides for:

•	bonus compensation based on completion of proprietary peptide libraries, and discretionary incentive bonuses in an amount to be decided by the company; and

•	participation in all benefit programs that we establish, to the extent the employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate.

The agreement allows us or the employee to terminate the agreement upon written notice, and contains other provisions for termination by the company for “cause” (as defined in the

PROXY STATEMENT, PAGE 14

agreement). Early termination may, in some circumstances, result in severance pay at the salary then in effect, for a period of six months. The agreement includes non-competition and confidentiality covenants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS.

        During the fiscal year ended June 30, 2002, Mr. Flannery, Mr. deVeer and Dr. Horovitz served on the compensation committee.

        There are no compensation committee interlocks with other companies.

COMPENSATION COMMITTEE REPORT

        The compensation committee of the board makes recommendations to the board about compensation of executive officers. The committee also administers the 1996 stock option plan and may grant options to non-management employees and consultants, but it is the board’s policy to have the full board review and approve all option grants which the committee recommends for executive officers and directors. The committee also reviews and makes recommendations to the board concerning proposed employment agreements with executive officers. The committee evaluates performance and determines compensation policies and levels for executive officers. The members of the compensation committee are not, and have never been, employees or executive officers of Palatin. Dr. Prendergast has served on the committee since 1996. Mr. deVeer and Mr. Flannery have served on the committee since August 2000. Dr. Horovitz has served on the committee since February 2001.

        Executive compensation policy. Competition for qualified senior management personnel in Palatin’s industry is intense. In order to attract and retain qualified personnel, Palatin must offer compensation which is both comparable to similarly situated companies in current salary and benefits, and includes the potential for substantial rewards if Palatin is successful over the long term. Palatin’s aim is to attract, retain and reward executive officers and other key employees who contribute to its long-term success and to motivate those individuals to enhance long-term stockholder value. It is Palatin’s policy to enter into employment agreements with executive officers, preferably with an initial term of two years. To establish this relationship between executive compensation and creation of stockholder value, the board has adopted a total compensation package comprised of base salary, bonus and stock option awards. Key elements of the compensation philosophy are:

•	Palatin pays compensation at levels competitive with other biotechnology companies with which Palatin competes for talent.

•	Palatin maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	Palatin provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to

PROXY STATEMENT, PAGE 15

Palatin's business challenges and opportunities as owners and not just as employees.

        Determining executive compensation. The committee usually meets twice per year to review how well management compensation is serving Palatin’s goals, to make recommendations to the board for any adjustments, and to recommend annual compensation for the coming year. Palatin’s chief financial officer and human resources manager gather and report on information about compensation levels in comparable companies. We review the performance of each executive officer and the financial condition of the company. We then consider the following major components of executive compensation:

Base salary. The employment agreement with each executive sets an initial base salary, which is competitive in our industry, given the executive’s experience and qualifications, at the time we enter into the agreement. The committee annually reviews each executive officer’s base salary. Among the factors taken into consideration are (1) individual and corporate performance, (2) levels of responsibility, (3) prior experience, (4) breadth of knowledge of the industry, and (5) competitive pay practices. If salaries at comparable companies appear to have increased, we recommend similar increases, but only if each executive’s historical performance warrants an increase and if the increase is prudent in view of Palatin’s financial condition.

Annual bonus. In addition to the competitive base salary, we intend to reward executives each year for the achievement of specific goals, which may be financial, operational or technological. We consider objectively measurable goals, such as obtaining new investment capital, negotiating valuable contracts, or meeting regulatory requirements, and more subjective goals, such as quality of management performance and consistency of effort. Palatin’s objectives consist of operating, strategic and financial goals that the board considers to be critical to Palatin’s overall goal: building stockholder value. Our recommendations for cash bonuses also take into account Palatin’s liquidity and capital resources at the time. Until Palatin’s operations generate substantial income, we may recommend bonuses which consist partly or mainly of stock options. Stock options granted as part of bonus compensation will usually be immediately exercisable, or will vest over a shorter time than other incentive options.

Long-term incentives. At present, Palatin’s only long-term incentive program is its 1996 stock option plan. Palatin does not have a defined benefit pension plan, and contributions to executives’ accounts under Palatin’s 401K plan are limited by federal tax regulations. Through option grants, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the plan is at least 100% of fair market value of the common stock on the date of grant. Employees receive value from these grants only if the common stock appreciates over the long-term. We determine the size of option grants based on competitive practices at leading companies in the biotechnology industry and Palatin’s philosophy of significantly linking executive compensation with stockholder interests.

        Fiscal year 2002 compensation. During the fiscal year ended June 30, 2002, we entered into new employment agreements with Dr. Spana and Mr. Wills, and Dr. Molinoff commenced employment. The base salaries for these executive officers, as provided in their employment

PROXY STATEMENT, PAGE 16

agreements, reflect comparable salary figures for the industry, necessary to engage and retain individuals with their skills. Upon Dr. Sharma’s promotion to vice president and chief technical officer, we increased his base salary from $130,000 to $165,000. Stock option grants for the executive officers reflected achievement of corporate and development goals. Due to insufficient liquidity, we have not granted cash bonuses to executive officers with respect to fiscal 2002.

        The base salary, bonus and grants of stock options for our CEO, Carl Spana, Ph.D., were determined in accordance with the criteria described above under “Determining executive compensation.” Dr. Spana’s compensation reflects the board’s subjective assessment of (1) his performance, (2) his skills in relation to other CEOs in Palatin’s industry, and (3) the board’s assessment of Palatin’s performance. Considering these factors, the committee set Dr. Spana’s base annual salary at $290,000 when we entered into a new employment agreement with him effective October 1, 2001. The employment agreement also provided for the grant of a stock option to purchase 100,000 shares of common stock at $3.19 per share, the market price on the date of grant.

        Certain Tax Considerations. Section 162(m) of the Internal Revenue Code limits the company to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

        The committee believes that at the present time it is unlikely that the compensation paid to any executive officer in a taxable year will exceed $1 million. Therefore, the board has not established a policy for determining which forms of incentive compensation awarded to executive officers will be designed to qualify as “performance based compensation.”

SUBMITTED BY THE COMPENSATION COMMITTEE:

Kevin S. Flannery, Chairman
Robert K. deVeer, Jr.
Zola P. Horovitz, Ph.D.

PROXY STATEMENT, PAGE 17

STOCK PERFORMANCE GRAPH

        The following graph compares the yearly change in the cumulative total shareholder return on our common stock with the cumulative total return on the Nasdaq Composite Index and the Nasdaq Biotechnology Index for our last five fiscal years. The graph assumes the investment of $100 in each stock or index on June 30, 1997, and the reinvestment of any dividends (we have never paid a dividend).

	6/97	6/98	6/99	6/00	6/01	6/02
Palatin Common	$100.00	$79.00	$73.00	$112.00	$68.80	$31.68
Nasdaq Composite	$100.00	$131.39	$186.27	$275.03	$149.87	$101.47
Nasdaq Biotechnology	$100.00	$102.58	$164.03	$393.49	$327.84	$240.97

The above graph is for historical comparison purposes only and is not a forecast or projection of future stock prices or shareholder returns.

STOCK OWNERSHIP INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The rules of the SEC (the Securities and Exchange Commission) require us to disclose late filings of reports of stock ownership and changes in stock ownership by our directors and officers. To the best of our knowledge, all of the filings for our directors and officers were made on a timely basis in fiscal 2002.

PROXY STATEMENT, PAGE 18

BENEFICIAL OWNERSHIP OF MANAGEMENT AND OTHERS

        The tables below show the beneficial stock ownership and voting power, as of October 23, 2002, of:

•	each director, each of the named officers, and all current directors and officers as a group; and
•	all persons who, to our knowledge, beneficially own more than five percent of the common stock or Series A preferred stock.

"Beneficial ownership" here means direct or indirect voting or investment power over outstanding stock and stock which a person has the right to acquire now or within 60 days after October 23, 2002.

        One beneficial owner is listed twice in the second table – once to show his common stock holdings, and once to show his Series A preferred stock holdings. Please note that the common stock amounts shown in the table include the common stock issuable on conversion of Series A preferred stock, so the ownership percentages shown for any person who holds both types of stock should not be added together. Also, share amounts may reflect indirect ownership of shares which another person in the table owns directly. Therefore, the ownership percentages of related persons should not be added together. Please see the footnotes for more detailed explanations of the holdings. Except as otherwise noted, to our knowledge, the persons named in the tables beneficially own and have sole voting and investment power over all shares listed.

        The common stock has one vote per share and the Series A preferred stock has approximately 26.25 votes per share. Voting power is calculated on the basis of the aggregate of common stock and Series A preferred stock outstanding as of October 23, 2002, the record date for the annual meeting. On October 23, 2002, 18,968,090 shares of common stock and 26,192 shares of Series A preferred stock were outstanding.

        The address for all members of our management is c/o Palatin Technologies, Inc., 4C Cedar Brook Drive, Cranbury, NJ 08512. Addresses of other beneficial owners are noted in the tables.

TABLE APPEARS ON FOLLOWING PAGE

PROXY STATEMENT, PAGE 19

MANAGEMENT:

                                                                     Percent    Percent of
                                                                       of         Voting
Class       Name of Beneficial Owner                     Shares       Class       Power
-------------------------------------------------------------------------------------------
Common      Carl Spana, Ph.D.                           662,301 (1)    3.4%         *
Common      Stephen T. Wills                            473,916 (2)    2.4%         *
Common      Perry B. Molinoff, M.D.                      58,750 (3)     *           *
Common      Shubh D. Sharma, Ph.D.                       82,645 (4)     *           *
Common      John K.A. Prendergast, Ph.D.                305,840 (5)    1.6%         *
Common      Robert K. deVeer, Jr.                       151,524 (6)     *           *
Common      Kevin S. Flannery                            99,585 (7)     *           *
Common      Zola P. Horovitz, Ph.D.                      45,417 (8)     *           *
Common      Robert I. Taber, Ph.D.                       40,417 (9)     *           *
            All current directors and executive
            officers as a group (nine persons)        1,920,395 (10)   9.2%         *

_________________________________

*Less than one percent.

(1)	Includes 647,628 shares which Dr. Spana has the right to acquire under options.

(2)	Includes 467,916 shares which Mr. Wills has the right to acquire under options.

(3)	Includes 48,750 shares which Dr. Molinoff has the right to acquire under options.

(4)	Includes 82,630 shares which Dr. Sharma has the right to acquire under options.

(5)	Includes 294,167 shares which Dr. Prendergast has the right to acquire under options.

(6)	Shares which Mr. deVeer has the right to acquire under options.

(7)	Includes 81,695 shares which Mr. Flannery has the right to acquire under options.

(8)	Includes 40,417 shares which Dr. Horovitz has the right to acquire under options.

(9)	Includes 35,417 shares which Dr. Taber has the right to acquire under options.

(10)	Includes 1,850,144 shares which directors and officers have the right to acquire under options.

PROXY STATEMENT, PAGE 20

5% OR GREATER BENEFICIAL OWNERS:

                                                                       Percent     Percent of
                                                                          of        Voting
Class        Name of Beneficial Owner                     Shares        Class       Power
---------------------------------------------------------------------------------------------
Common       Joseph Edelman (1)                        1,929,731  (2)   10.0%        8.6%
Common       Albert Fried, Jr. (3)                     1,870,670  (4)    9.5%        6.3%
Common       Credit Suisse Equity Fund Management
             Company S.A. on behalf of CS Equity
             Fund (Lux) Global Biotech (5)             1,729,506  (6)    9.0%        7.1%
Common       Pictet & Cie. (7)                         1,542,000  (8)    8.0%        6.4%
Common       Lindsay A. Rosenwald, M.D. (9)            1,499,140 (10)    7.6%        5.3%
Common       Scor Picking (11)                         1,322,232 (12)    6.9%        5.8%
---------------------------------------------------------------------------------------------
Series A     Lindsay A. Rosenwald, M.D. (9)               15,079 (13)   57.6%        2.0%
Preferred
Series A     Paramount Capital Asset Management,          11,000 (14)   42.0%        1.5%
Preferred    Inc. (9)
Series A     Aries Select, Ltd. (9)                        7,150 (15)   27.3%        1.0%
Preferred
Series A     Aries Select I, LLC (9)                       3,850 (16)   14.7%         *
Preferred
Series A     J.F. Shea Co., Inc. (17)                      5,000        19.1%        1.5% (18)
Preferred

_________________________________

*Less than one percent.

(1)	Address is c/o Perceptive Capital LLC, 5431 Connecticut Ave. NE, Suite 100, Washington, DC 20015.

(2)	Includes 248,331 shares which Mr. Edelman, or persons with whom he shares voting and investment power, have the right to acquire under warrants. Mr. Edelman shares voting and/or investment power as to 1,780,390 of the shares shown in the table with the following persons:
•	Perceptive Life Sciences Master Fund, Ltd. as to 1,631,190 shares; and
•	First New York Securities, LLC as to 149,200 shares.
Mr. Edelman is the managing partner of Perceptive Life Sciences Master Fund, Ltd.

(3)	Address is c/o Albert Fried & Company LLC, 60 Broad St., 39th Floor, New York, NY 10004.

PROXY STATEMENT, PAGE 21

(4)	Includes 622,992 shares which Mr. Fried has the right to acquire under warrants.

(5)	Address is c/o Brown Brothers Harriman, P.O. Box 1536, Pine Street Station, New York, NY 10268.

(6)	Includes 325,300 shares which Credit Suisse Equity Fund Management Company has the right to acquire under warrants.

(7)	Address is 29 Blvd. Georges-Favon, 1204 Geneva, Switzerland.

(8)	Includes 280,000 shares which Pictet & Cie. has the right to acquire under warrants.

(9)	Address is c/o Paramount Capital, Inc., 787 Seventh Avenue, New York, NY 10019.

(10)	Includes 457,871 shares which Dr. Rosenwald, or persons with whom he shares voting and investment power, have the right to acquire under warrants. Dr. Rosenwald shares voting and investment power as to 905,515 of the shares shown in the table, with the following persons:
•	RAQ, LLC as to 358,245 shares;
•	Paramount Capital Asset Management, Inc. as to 547,270 shares;
•	Aries Select, Ltd. as to 409,080 shares; and
•	Aries Select I, LLC as to 138,190 shares.
These share amounts include common stock issuable on the conversion of Series A preferred stock. Dr. Rosenwald is the president of RAQ, LLC, and is the chairman and sole stockholder of Paramount Capital Asset Management, Inc., which is the investment manager for Aries Select, Ltd. and the managing member of Aries Select I, LLC. Dr. Rosenwald and Paramount Capital Asset Management disclaim beneficial ownership of the securities held by the two Aries funds, except to the extent of their pecuniary interest, if any. The table does not include any shares owned or issuable upon exercise of warrants held by employees of Paramount Capital, Inc., of which Dr. Rosenwald is the president, or Paramount Capital Investments, of which Dr. Rosenwald is the chairman and president.

(11)	Address is 1 Avenue du Général de Gaulle, 92074 Paris, la Defense CEDEX, France.

(12)	Includes 182,705 shares which Scor Picking has the right to acquire under warrants.

(13)	Includes 5,079 shares which Dr. Rosenwald, or persons with whom he shares voting and investment power, have the right to acquire under warrants. Dr. Rosenwald shares voting and investment power as to 10,000 outstanding shares, and 1,000 shares issuable under warrants, with the following persons:
•	Paramount Capital Asset Management as to 11,000 shares;
•	Aries Select, Ltd. as to 7,150 shares; and
•	Aries Select I, LLC as to 3,850 shares.
(14)	Includes 1,000 shares which Paramount Capital Asset Management, or persons with whom it shares voting and investment power, have the right to acquire under warrants. Paramount Capital Asset Management shares voting and investment power as to all of the shares shown in the table, with the following persons:
•	Dr. Rosenwald as to 11,000 shares;

PROXY STATEMENT, PAGE 22

•	Aries Select, Ltd. as to 7,150 shares; and
•	Aries Select I, LLC as to 3,850 shares.
All of the shares owned or purchasable by Paramount Capital Asset Management are also included in the beneficial ownership of Dr. Rosenwald, as explained in note (10) above.

(15)	Includes 650 shares which Aries Select, Ltd., or persons with whom it shares voting and investment power, have the right to acquire under warrants. Aries Select, Ltd. shares voting and investment power as to all of the shares shown in the table, with Dr. Rosenwald and Paramount Capital Asset Management. All of the shares owned or purchasable by Aries Select, Ltd. are also included in the beneficial ownership of Dr. Rosenwald, as explained in note (10) above.
(16)	Includes 350 shares which Aries Select I, LLC, or persons with whom it shares voting and investment power, have the right to acquire under warrants. Aries Select I, LLC shares voting and investment power as to all of the shares shown in the table, with Dr. Rosenwald and Paramount Capital Asset Management. All of the shares owned or purchasable by Aries Select I, LLC are also included in the beneficial ownership of Dr. Rosenwald, as explained in note (10) above.

(17)	Address is 655 Brea Canyon Road, Walnut, CA 91789.

(18)	Includes 75,000 shares of common stock which J.F. Shea Co., Inc. has the right to acquire under warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        John K. A. Prendergast, Ph.D. Dr. Prendergast is the president and sole stockholder of Summercloud Bay, Inc., a corporation with which we have a consulting agreement to provide strategic and technology consulting services. Under the agreement, we were paying $116,000 per year for these services, and we issued options to Dr. Prendergast in August 2001 to purchase 100,000 shares of common stock at $5.125 per share (the market value on the date of grant). Starting in September 2002, instead of an annual fee, we agreed to pay Summercloud Bay a fee of $1,750 per diem for work which we request.

OTHER ITEMS OF BUSINESS

        We are not aware of any matters, other than the items of business discussed in this proxy statement, that may come before the meeting. If other items of business properly come before the meeting, the proxy holders will vote shares in accordance with their judgment.

PROXY STATEMENT, PAGE 23

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

        Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the next annual meeting of stockholders, such proposals must be received at our executive offices, 4C Cedar Brook Drive, Cranbury, NJ 08512, not later than June 28, 2003. Proposals should be directed to the attention of the Secretary.

ANNUAL REPORT ON FORM 10-K

        Our annual report on Form 10-K for the fiscal year ended June 30, 2002, including the financial statements and schedules but excluding exhibits, is being sent with this proxy statement without charge to each person whose proxy is being solicited.

INCORPORATION BY REFERENCE

        Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement in whole or in part, the audit committee report, the compensation committee report and the stock performance graph which follows the compensation committee report will not be deemed to be incorporated by reference into any such filing.

        Your cooperation in giving this matter your immediate attention and returning your proxy card is greatly appreciated.

By order of the board of directors,

Stephen T. Wills, Secretary
October 23, 2002

PROXY STATEMENT, PAGE 24

[TEXT OF PROXY CARD:]

[proxy card front]

PALATIN TECHNOLOGIES, INC.

4C CEDAR BROOK DRIVE, CRANBURY, NEW JERSEY 08512

ANNUAL MEETING OF STOCKHOLDERS -- DECEMBER 6, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned appoints Carl Spana, Ph.D. and Stephen T. Wills (each with full power to act without the other) as proxy holders with full power of substitution, to vote all shares of common stock and Series A Convertible Preferred Stock of Palatin Technologies, Inc., a Delaware corporation, held of record by the undersigned as of October 23, 2002 at Palatin’s annual meeting of stockholders to be held Friday, December 6, 2002 and at any postponement or adjournment of the meeting.

(To Be Signed on Reverse Side.)

[proxy card reverse]

[X] Please mark your votes as in this example
	FOR all nominees listed at right (except as indicated otherwise below)	WITHHOLD AUTHORITY to vote for all the nominees listed at right
1. ELECTION OF DIRECTORS.	[ ]	[ ]	Nominees: Carl Spana, Ph.D. Perry B. Molinoff, M.D. John K.A. Prendergast, Ph.D. Robert K. deVeer, Jr. Kevin S. Flannery Zola P. Horovitz, Ph.D. Robert I. Taber, Ph.D.

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

____________________________________________________

2.	To ratify the appointment of KPMG LLP as Palatin’s independent auditors for the fiscal year ending June 30, 2003.

[ ] FOR         [ ] AGAINST         [ ] ABSTAIN

3.	In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment of the meeting.

[ ] FOR         [ ] AGAINST         [ ] ABSTAIN

The proxy holders will vote the shares of the undersigned stockholder as instructed above. If no choice is specified by the stockholder, the proxy holders will vote the shares FOR proposals no. 1 and 2 and on any other matter coming before the meeting in the discretion of the proxy holders.

The undersigned revokes any proxy previously given to vote or act with respect to such shares and ratifies and confirms all actions which the proxy holders or their substitutes may lawfully do in accordance with the instructions on this proxy card.

Please complete, sign, date and return this proxy card in the enclosed envelope. No postage is required if mailed in the United States.

SIGNATURE(S) _________________________________ DATE __________, 2002

NOTE: Please date this proxy card and sign your name exactly as it appears on the label. When there is more than one owner, each should sign. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If executed by a corporation, this proxy card should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person. Please note any changes in your address alongside the address as it appears on the proxy card.